Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 20, 2026, with respect to the financial statements of Bitwise Solana Staking ETF, as of and for the period from October 23, 2025 to December 31, 2025, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

New York, New York

August 13, 2026